UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 23, 2012

G&K Services, Inc.

(Exact Name of Registrant as Specified in Charter)

Minnesota	0-4063	41-0449530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5995 Opus Parkway, Minnetonka, MN		55343
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (952) 912-5500

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Performance Award

On August 23, 2012, the Board of Directors of G&K Services, Inc. (the “Company”), acting upon the recommendation of its Compensation Committee, granted Douglas A. Milroy, the Chief Executive Officer of the Company, an award of performance based restricted stock (the “Performance Award”). The Performance Award has both a financial performance component and a service component.

The Performance Award has a target level of 100,000 restricted shares, a maximum award of 150,000 restricted shares and a minimum award of 50,000 restricted shares, subject to attainment of financial performance goals and service conditions. The financial performance goals are based on return on invested capital, or ROIC. ROIC, which will be determined as of the end of our 2015 fiscal year, is defined as trailing twelve month adjusted net operating income after tax, divided by the end of period sum of total debt plus stockholders’ equity minus cash. ROIC achievement between minimum and maximum levels will be interpolated.

Under the service component of the Performance Award, 33% of the Performance Award will vest, to the extent the financial performance component has been achieved, if Mr. Milroy remains employed by the Company for three years, an additional 33% of the achieved Performance Award will vest if Mr. Milroy remains employed by the Company for four years and the balance of the achieved Performance Award will vest if Mr. Milroy remains employed by the Company for five years.

Amendment to Employment Agreement

In connection with the Performance Award, on August 23, 2012, the Board of Directors, acting upon the recommendation of its Compensation Committee, approved an amendment to Mr. Milroy’s employment agreement dated as of November 16, 2007 and amended as of April 10, 2009 and May 7, 2009, to provide that upon a change of control of the Company, unvested portions of the Performance Award will not be accelerated under the terms of the employment agreement. Acceleration of the Performance Award will occur, if at all, pursuant to the terms of Company’s Restated Equity Incentive Plan (2010) and the award agreement for the Performance Award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

G&K SERVICES, INC.

Date: August 29, 2012	By:	/s/ Jeffrey L. Cotter
Name: Jeffrey L. Cotter Its: Vice President, General Counsel and Corporate Secretary